Exhibit 10.2*

July 9, 2013

Getty Realty Corp.

125 Jericho Turnpike, Suite 103

Jericho, NY 11753

Attention:	Mr. David Driscoll,
Chief Executive Officer

Re: Request for Waiver – Note Purchase and Guarantee Agreement, dated February 25, 2013 (the “Note Purchase Agreement”), among Getty Realty Corp. (the “Company”), each of the Company’s Subsidiaries party thereto as guarantors (the “Subsidiary Guarantors”), The Prudential Insurance Company of America and Prudential Retirement Insurance and Annuity Company (the “Noteholders”)

Ladies and Gentlemen:

All capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Note Purchase Agreement.

The Company has notified the Noteholders that, based upon preliminary calculations, it would fail to comply with the financial covenant set forth in Sections 10.1(e) (Debt to EBITDA) of the Note Purchase Agreement (the “Financial Covenant”) for the quarter ending June 30, 2013.

Attached hereto as Appendix A are preliminary calculations of the Financial Covenant as of June 30, 2013.

The Company acknowledges and agrees that if it fails to comply with the Financial Covenant, such failure would entitle the Noteholders to declare an Event of Default under the Note Purchase Agreement and to exercise any and all remedies available to the Noteholders thereunder, at law or in equity. The Company further acknowledges and agrees that the occurrence of such Event of Default would prohibit the Company from, among other things, paying the dividend that it previously declared on May 14, 2013 (under Section 10.5(a) of the Note Purchase Agreement), which is payable on July 11, 2013 in an amount not to exceed $6,700,000.00 (the “Declared Dividend”).

Accordingly, the Company has requested, and the Required Holders hereby agree that, notwithstanding the potential Event of Default that may result from failure to comply with the Financial Covenant as described above in this letter, the requirement under Section 10.5(a)(b) that no Event of Default (or material Default that could reasonably be expected to result in an

*	Confidential treatment requested for portions of this document. Portions for which confidential treatment is requested are denoted by [***]. Material omitted has been separately filed with the Securities and Exchange Commission.

Event of Default) exists as of the date a Restricted Payment is declared or made is hereby waived (the “Waiver”) by the Required Holders with respect to the Declared Dividend, effective when the Waiver Conditions (as defined below) are met, so that (upon such effectiveness) the Company shall be permitted to pay the Declared Dividend on July 11, 2013, subject to compliance with all other terms and conditions in the Note Purchase Agreement.

Except as set forth above, until such time as the Company has demonstrated compliance with the Financial Covenant for the quarter ending June 30, 2013 (or if such Financial Covenant has not been complied with, until such time as the Event of Default resulting therefrom has been permanently waived in writing by the Required Holders), any rights of the Company conditioned on the absence of an Event of Default under the Note Purchase Agreement and the other Financing Documents shall be determined as if an Event of Default exists and any restrictions on the activities of the Company or its Subsidiaries under the Note Purchase Agreement and other Financing Documents as a result thereof shall apply.

The Waiver shall become effective when all of the following conditions precedent have been met (the “Waiver Conditions”):

(a) the Company, the Subsidiary Guarantors and the Noteholders shall have executed and delivered this letter agreement;

(b) the Bank Agent, the Required Lenders (as defined under the Bank Credit Agreement), the Company and the Subsidiary Guarantors shall have entered into a corresponding waiver under the Bank Credit Agreement, in form and substance reasonable satisfactory to the Required Holders, and such waiver shall be in full force and effect prior to or simultaneously with the effectiveness of the Waiver; and

(c) in consideration of the Waiver, the Company shall have paid to each Noteholder by wire transfer of immediately available funds its pro rata share of a one-time waiver fee in the aggregate amount of $50,000.00.

In addition, the Company and the Required Holders agree that (x) until the earliest to occur of the following: (i) the Company has demonstrated compliance with the Financial Covenant for the quarter ending June 30, 2013 (or if such Financial Covenant has not been complied with, until such time as the Event of Default resulting therefrom has been permanently waived in writing by the Required Holders), and (ii) the election by the Noteholders to charge the Default Rate in accordance with the terms of the Note Purchase Agreement and the Notes (provided an Event of Default exists and is continuing at the time of such election), the Notes shall bear interest at 6.50% per annum, and (y) until such time as the Company has demonstrated compliance with the Financial Covenant for the quarter ending June 30, 2013 (or if such Financial Covenant has not been complied with, until such time as the Event of Default resulting therefrom has been permanently waived in writing by the Required Holders), without the prior written consent of the Required Holders, the Company shall not be permitted to acquire any Properties for a purchase price that equals or exceeds $20 million, individually or in the aggregate.

Except as expressly set forth herein, by its execution of this letter, the Company hereby: (a) reaffirms, ratifies, confirms and acknowledges its obligations under the Financing Documents, and agrees to continue to be bound thereby and perform thereunder; (b) agrees and acknowledges that all such Financing Documents and all of the Company’s obligations thereunder are and remain in full force and effect and, except as expressly provided herein, have not been modified; and (c) acknowledges and agrees that the Waiver provided herein is a one-time waiver and shall not be deemed a waiver of any other obligations of the Company or the Subsidiary Guarantors under the Financing Documents.

The Noteholders expressly reserves all of their respective rights, powers and remedies provided for under the Note Purchase Agreement and the other Financing Documents, at law or in equity, whether now or hereafter existing. The Company is further advised that nothing contained in this letter, nor in any other communication (whether written, oral or electronic) or contact with, or conduct by, between the Noteholders and Subsidiary Guarantors and/or the Company, shall constitute (or be deemed to constitute or be construed as) a (i) waiver, modification, alteration, amendment or release of any of the Noteholders’ various rights, powers or remedies against the Company, Subsidiary Guarantors or any other party to any of the Financing Documents or pursuant to applicable law, (ii) course of dealing obligating the Noteholders to provide any additional or other accommodations, financial or otherwise, to the Company, Subsidiary Guarantors or any other party to any of the Financing Documents at any time other than those expressly set forth in the Financing Documents, or (iii) commitment or any agreement to make a commitment with respect to any possible waiver, amendment, consent or other modification of the terms provided in the Financing Document. Nothing contained in this letter shall confer on the Company, Subsidiary Guarantors or any other party to any of the Financing Documents any right to notice or cure periods with respect to any Event of Default (including the Event of Default that may result from the failure to satisfy the Financial Covenant) or any action the Noteholders may take based upon any such Event of Default.

The Company agrees that it shall pay all reasonable fees and disbursements of the Noteholders’ counsel, Bingham McCutchen LLP, in connection with this letter promptly upon receiving an invoice therefor.

This letter may not be amended except by a writing signed by the parties hereto. This letter may be executed in any number of counterparts, but all such counterparts shall together constitute but one instrument. A facsimile or other electronic transmission of an executed counterpart shall have the same effect as the original executed counterpart.

This letter shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York pursuant to Section 5-1401 of the General Obligation Law of the State of New York.

[No Further Text On This Page]

Very truly yours,

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By:	/s/ Engin Okaya
Name:	Engin Okaya
Title:	Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

By:	Prudential Investment Management, Inc., as investment manager

	By:	/s/ Engin Okaya
	Name:	Engin Okaya
	Title:	Vice President

The Company and Subsidiary Guarantors hereby acknowledge and agree that the waiver described herein is subject in all respects to terms of this letter, including, without limitation, the satisfaction of the Waiver Conditions:

GETTY REALTY CORP., a Maryland corporation

By	/s/ David B. Driscoll
Name:	David B. Driscoll
Title:	President and Chief Executive Officer

GETTY PROPERTIES CORP.
GETTY TM CORP.
AOC TRANSPORT, INC.
GETTYMART INC.
LEEMILT’S PETROLEUM, INC.
SLATTERY GROUP INC.
GETTY HI INDEMNITY, INC.
GETTY LEASING, INC.
GTY NY LEASING, INC.
GTY MA/NH LEASING, INC.
GTY MD LEASING, INC.

By:	/s/ David B. Driscoll
Name:	David B. Driscoll
Title:	President and Chief Executive Officer

POWER TEST REALTY COMPANY
LIMITED PARTNERSHIP

By:	Getty Properties Corp., its General Partner

By:	/s/ David B. Driscoll
Name:	David B. Driscoll
Title:	President and Chief Executive Officer

Appendix A

[***]1

[1]	[***] indicates material that has been omitted and for which confidential treatment has been requested. All such omitted material has been filed with the Securities and Exchange Commission pursuant to Rule 24b-2 under the Securities and Exchange Act of 1934, as amended.